Exhibit 99.1

Dear Valued Partner,

I’d like to provide you with an update on the ongoing integration progress between Tandberg Data and Overland Storage as well as share my excitement over our most recent news that Overland Storage has entered into an agreement to merge with Sphere 3D.

Regarding the Tandberg Data and Overland Storage integration, I’m happy to report that we continue to make progress and, in fact, are ahead of schedule. The combination of Tandberg Data and Overland Storage has created one of the industry’s broadest product portfolios, ranging from Tandberg Data’s RDX® removable disk storage solutions to Overland’s SnapServer DX NAS, SnapScale clustered NAS and Virtual Tape Library, to the tape automation product lines from both companies.

In addition, we are merging our partner portal activity into a single portal called FastTrack, which will make it easy for our partners to register deals and obtain marketing and sales materials for the entire combined product line. We have expanded our account management, sales, marketing and operations support teams and arranged them under a single organizational structure so that they now can sell and support the complete product and services portfolio.

Here at Overland Storage, we are enthusiastic about our recent announcement that we have entered into a merger agreement with Sphere 3D. We anticipate that the combination will broaden, enhance and diversify our product lines by adding Application Virtualization, Virtualized Desktop and robust Cloud Solutions to our existing data storage and data management offerings. This game-changing blend represents a major opportunity for our global partner base – and we will reach out to you to discuss how you can gain access to this new opportunity after the merger closes.

Above all else, I want to express my appreciation for your business and the loyalty you have shown Tandberg Data and Overland during our transitional period. On behalf of our combined company, we look forward to our continued partnership over the coming years as we continue to develop industry leading technologies and products that provide solutions that address your business needs today and in the future.

Best Regards,